Exhibit 99.2

ENSERVCO Enters into Long-Term Credit Agreement with East West Bank

DENVER, CO – August 11, 2017 – ENSERVCO Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has entered into an agreement with East West Bank for a $30 million revolving line of credit. The new facility, which replaces ENSERVCO’s former credit agreement with PNC Bank, provides lower-cost and more comprehensive debt financing.

The new credit agreement has a three-year term that expires in August of 2020. Borrowings under the agreement will be classified as long-term and are secured by the Company’s equipment fleet and accounts receivable.

“We are very pleased with the favorable terms of our new credit agreement, which will increase our financial flexibility and help us capitalize on our considerable potential to expand our operations in a recovering energy environment,” said Ian Dickinson, CEO of ENSERVCO. “East West Bank is a high quality senior lender, and their team worked very hard to understand our business and design a facility that allows us to pursue some exciting opportunities to grow market share in our core well enhancement service offerings and accelerate growth of our new water transfer business. With a new executive management team and a new banking relationship, ENSERVCO is well positioned to execute its growth strategy.”

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, bacteria and scaling treatment and water hauling. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2016, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include expectations of being well positioned to pursue the Company’s growth strategy and expectations of increasing financial flexibility and capitalizing on potential to expand operations; and ability to pursue opportunities to grow market share and accelerate growth of the water transfer business. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-393-7044

Email: jay@pfeifferhigh.com